EXHIBIT 99.1

NEWS RELEASE

[LETTERHEAD OF K2]

Contacts:

Dudley W. Mendenhall

K2 Inc.

Sr. Vice President—Finance

760.494.1000

Chad A. Jacobs/ James Palczynski—Investor Relations

John Flanagan/Mike Fox—Media Relations

Integrated Corporate Relations

Investor Relations

203.222.9013

K2 ANNOUNCES ACCEPTANCE OF 95.7% OF

BRASS EAGLE SHARES

Carlsbad, California—December 9, 2003—K2 Inc. (NYSE: KTO) announced today that, pursuant to its previously announced offer to exchange each share of common stock of Brass Eagle Inc. (NASDAQ NM: XTRM) for 0.6036 of a share of K2 common stock (including the associated preferred share purchase right), K2 has accepted for exchange all shares of Brass Eagle common stock tendered and not withdrawn as of the expiration of the offer at midnight, New York City time, on December 8, 2003. Based on preliminary information from the exchange agent for the offer, as of the expiration of the offer, 7,167,751 shares of Brass Eagle common stock had been tendered, which represents approximately 95.7% of the outstanding shares of Brass Eagle common stock.

In order to complete the acquisition, K2 expects to consummate the merger of Brass Eagle with a wholly-owned subsidiary of K2 within the next few days, whereupon Brass Eagle will become a wholly-owned subsidiary of K2. As a result of the merger (and subject to appraisal rights to the extent available under applicable law), each outstanding share of Brass Eagle not tendered in the exchange offer will be converted into the right to receive the same consideration per share as is being paid in the exchange offer. Based on the preliminary results of the exchange offer, K2 expects to issue approximately 4,326,454 shares of K2 common stock in exchange for the shares tendered in the exchange offer and, assuming no appraisal rights are exercised, an additional approximately 194,774 shares of K2 common stock in connection with the merger.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

About Brass Eagle Inc.

Brass Eagle, the worldwide leader in the manufacturing, marketing, and distribution of paintball products, reported sales of $104.9 million for its fiscal year ended December 31,

K2 Inc.

2-2-2

2002, and earnings of $9.7 million, or $1.30 per share. Brass Eagle markets and manufactures markers, loaders, masks, paintballs and accessories under several brand names including Brass Eagle, Viewloader, and JT.

FORWARD LOOKING STATEMENTS:

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the company’s ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance and other risks described in K2’s and Brass Eagle’s annual reports on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date hereof and K2 and Brass Eagle disclaim any intent or obligation to update such statements.